Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements on Form S-3 (Nos. 333-277702 and 333-269152) and Form S-8 (Nos. 333-283004, 333-275472, 333-261604 and 333-294099) of Crescent Energy Company of our report dated February 24, 2025, relating to the consolidated financial statements of Vital Energy, Inc. as of December 31, 2024 and 2023 and for each of the three years in the period ended December 31,2024 appearing in this Current Report on Form 8-K of Crescent Energy Company.

/s/ Ernst & Young LLP
Tulsa, Oklahoma
October 8, 2026